Exhibit 99.1

            Emclaire Financial Corp. Announces William C. Marsh has
              Rejoined the Corporation as Executive Vice President

    EMLENTON, Pa.--(BUSINESS WIRE)--June 12, 2006--David L. Cox, Chairman of the Board, President and Chief Executive Officer of Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, announced that William C. Marsh has returned to the Corporation and the Bank as Executive Vice President, a newly created position. In addition, Mr. Marsh will be appointed to the Board of Directors of both entities.
    In his position as Executive Vice President, Mr. Marsh will assist Mr. Cox in directing corporate-wide strategic initiatives and will initially manage the Finance, Accounting and Compliance areas of the Bank.
    Mr. Cox stated, "The Board of Directors and I are delighted that Bill has elected to rejoin our team. Our familiarity with Bill and his banking, finance and strategic planning experience will prove to be valuable as we continue to work to grow the Corporation and maintain our reputation as a first rate organization. It is the Board's desire for Bill to take on increasing responsibilities as we move forward and be part of our leadership succession plan. We plan on setting forth a number of strategic planning and organizational initiatives during the remainder of 2006, and Bill will be instrumental in that process."
    Mr. Marsh, a certified public accountant, has broad banking experience at the executive level having served as the Chief Financial Officer for several publicly traded financial institutions since 1995, including more than two years as the CFO of Emclaire and Farmers National Bank during 2001 through 2003. Most recently, Mr. Marsh served as Executive Vice President - Chief Financial Officer of Allegheny Valley Bank of Pittsburgh and as Senior Vice President - Chief Financial Officer of NSD Bancorp, Inc., prior to NSD's merger with FNB Corp., in February 2005. Prior to entering the community bank industry in 1995, Mr. Marsh worked as an independent auditor for almost seven years with the international public accounting firm, KPMG LLP, in Pittsburgh, PA, leaving the firm as a manager.
    According to Mr. Marsh, "I am truly excited about returning to the Farmers National Bank and working with the Board, management and employees as we expand the franchise and employee opportunities, enhance value, and invest in the communities we serve. The Corporation's strong financial foundation and my knowledge of and comfort level with the Bank made my decision to return much easier. I very much look forward to returning and participating in a leadership role as we set the long-term strategic course of Farmers as an independent community bank."
    Emclaire Financial Corp. is the parent company of the Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson Counties, Pennsylvania. For more information, visit the Corporation's website at "www.emclairefinancial.com".


    CONTACT: Emclaire Financial Corp.
             David L. Cox, 724-867-2311